ERNST & YOUNG LLP
801 Grand Avenue
Suite 3400
Des Moines, Iowa 50309
(515) 243-2727

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Per Accumulation Unit Income and Capital Changes” and “Financial Statements for the Fund and Transamerica Occidental” in the prospectus and “Investment Advisory and Other Services” in the Statement of Additional Information and to the use of our reports (1) dated April 13, 2001 with respect to the statutory-basis financial statements and schedules of Transamerica Occidental Life Insurance Company and (2) dated February 21, 2001 with respect to Transamerica Occidental’s Separate Account Fund B included in Post-Effective Amendment No. 49 to the Registration Statement (Form N-3 No. 2-34221) and related Prospectus of Transamerica Occidental’s Separate Account Fund B.

/s/Ernst & Young LLP

Des Moines, Iowa
April 24, 2001